Exhibit 99.07- NEWS MAR. 11, 2003

DataMEG Corp. Announces Election of Richard T. Liebhaber to CAS Communications, Inc. Board of Directors TUESDAY, MARCH 11, 2003 9:01 AM - BusinessWire

BOSTON, Mar 11, 2003 (BUSINESS WIRE) -- DataMEG Corp. (DTMG) announced today that Richard T. Liebhaber was elected to the Board of Directors of CAS Communications, Inc.

Mr. Liebhaber brings over 40 years of experience in the telecommunications and high-tech industries to CAS Communications, Inc.

Mr. Liebhaber went to work for IBM (IBM) upon his graduation from New York University and rose to the position of IBM Director of Business Development and Policy, reporting directly to the CFO. Mr. Liebhaber retired from IBM in 1985.

Mr. Liebhaber joined MCI in November 1985. He served as Executive Vice President and Chief Technology Officer through May of 1995. He was instrumental in the engineering and construction of MCI's network and managed the establishment of Concert, the joint venture operated between MCI and BT. Mr. Liebhaber was elected to the Board of Directors of MCI in July 1992, and served until his retirement in 1995.

For six years, up to his retirement in 2001, Mr. Liebhaber served as a Managing Director for Veronis, Suhler & Associates, a Manhattan-based merchant bank specializing in work involving media and communications businesses.

Mr. Liebhaber was also a co-founder of Qwest Communications, Inc. (Q) where he served on its Board of Directors since its inception through January 2000 at which time he retired. During this time he also served on the Board of Directors for Transmedia Communications (acquired by Cisco) and Promatory (acquired by Nortel) and has served on the Board of Alcatel, USA (ALA) .

Mr. Liebhaber serves on several non-profit Boards and Committees, including the Industry Strategy Council for the Abilene Internet2 Project. The Abilene Internet2 Project, in conjunction with companies such as Cisco (NasdaqNM:CSCO), Nortel (NYSE:NT) and Qwest (NYSE:Q), is involved in the development of a sophisticated and advanced research and education network utilizing the Internet.

Currently Mr. Liebhaber serves on the Board of Directors of KPN/Qwest Inc., the European joint venture between KPN (KPN) and Qwest, Brightlink Networks, Inc., Sylantro Systems, Inc., ART Communications), Avici Systems, Inc.
(NasdaqNM:AVCI), and Rare Medium Group and JDS Uniphase (NasdaqNM:JDSU), prominent Corporations in the development of Broadband Communication equipment.

Mr. Liebhaber, in concert with Commgene, Inc. who are consultants to CAS Communications, Inc. have, according to the Company, already commenced working on the formation of business relationships that include but are not limited to, production and manufacturing agreements, product licensing, product field-testing and potential acquisition suitors. The Company is in discussions with several high-level communications companies, both domestic and international, regarding its products and hopes to emerge from these discussions with the necessary alliance agreements they feel are required in order to insure the successful introduction and/or sale of the MPTC System to the market place.

The Company stated that the introduction of Mr. Liebhaber to its business operations has had an immediate impact on its efforts to bring its Multi Phase Poly Tone Communications System (MPTC) to market. Andrew Benson, President of Datameg Corp. stated, "We are extremely pleased to have obtained the services of a communications industry pioneer and visionary such as Mr. Liebhaber. We are providing Mr. Liebhaber with a completely open hand in the pursuit of our goals. Mr. Liebhaber will guide the Company through the development, deployment and marketing of our products, as well as the negotiations pertaining to joint-venture, licensing and acquisition suitors. Certainly we will defer to his many years of experience and success."

For futher information about this release and the on-goings at DTMG, contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800/631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "would," "will," and "may," and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.